EXHIBIT 99.1

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Investor Relations
Stephanie Ascher
Stern Investor Relations, Inc.
212-362-1200
stephanie@sternir.com

Constantine Theodoropulos
Base Pair Communications
617-401-3116
constantine@basepaircomm.com

Teva Pharmaceutical Increases Its Investment in Rexahn for the Continued Research and Development of the Pre-clinical Anti-Cancer Compound, RX-3117

Rockville, Md, January 20, 2011 - Rexahn Pharmaceuticals, Inc. (NYSE Amex: RNN), a clinical stage pharmaceutical company commercializing potential best in class oncology and central nervous system (CNS) therapeutics, announced today that Teva Pharmaceutical Industries Limited (Teva) purchased 2,334,515 shares of Rexahn’s common stock in a private offering for $3.95 million, or $1.692 per share on January 19, 2011. This investment by Teva was made pursuant to the terms of the Securities Purchase Agreement, dated June 26, 2009, as amended. The investment money will be used for the purpose of supporting the research and development program for the pre-clinical stage, anti-cancer compound RX-3117.  After this transaction, Teva will own 6.29% of the outstanding shares of Rexahn.

“We are excited by Teva’s increased commitment to this collaboration and the development of RX-3117,” said Dr. Chang Ahn, Rexahn’s Chairman and Chief Executive Officer. “We are also pleased with RX-3117’s development to date, and we are working to advance the compound into clinical trials in 2011.”

About RX-3117
RX-3117 is a small molecule, new chemical entity (NCE), nucleoside compound that inhibits DNA methyltransferase, a cyclin-dependent kinase, and DNA synthesis. Potential indications of RX-3117 are solid tumors including colon, lung and pancreatic cancers. RX-3117 has demonstrated its ability to overcome cancer drug resistance in cancer cells, in particular, gemcitabine-resistance in the human lung cancer cell. Rexahn owns the U.S. patent for RX-3117, which claims composition of matter, synthesis, and methods (2008).

About Rexahn Pharmaceuticals, Inc.
Rexahn Pharmaceuticals, Inc. is a clinical stage pharmaceutical company dedicated to developing and commercializing first in class and market leading therapeutics for cancer, CNS disorders, sexual dysfunction and other unmet medical needs. Rexahn currently has three drug candidates in Phase II clinical trials, Archexin®, Serdaxin®, and Zoraxel™ – all potential best in class therapeutics – and a robust pipeline of preclinical compounds to treat multiple cancers and CNS disorders.  Rexahn also operates key R&D programs of nano-medicines, 3D-GOLD, and TIMES drug discovery platforms.  For more information about Rexahn, please visit www.rexahn.com.

Safe Harbor
To the extent any statements made in this press release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about Rexahn’s plans, objectives, expectations and intentions with respect to future operations and products and other statements identified by words such as “will,” “potential,” “could,” “can,” “believe,” “intends,” “continue,” “plans,” “expects,” “anticipates,” “estimates,” “may,” other words of similar meaning or the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause Rexahn’s actual results to be materially different than those expressed in or implied by Rexahn’s forward-looking statements. For Rexahn, particular uncertainties and risks include, among others, the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance; the marketing success of Rexahn’s licensees or sublicensees; the success of clinical testing; and Rexahn’s need for and ability to obtain additional financing. More detailed information on these and additional factors that could affect Rexahn’s actual results are described in Rexahn’s filings with the U.S. Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. All forward-looking statements in this press release speak only as of the date of this press release. Rexahn undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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